Exhibit 99.1

News Release
NYSE: WMB
Date:           Aug. 28, 2008
Northwest Pipeline and Transco Commence Exchange Offers
     TULSA, Okla. – Northwest Pipeline GP, a majority owned subsidiary of Williams (NYSE: WMB), and Transcontinental Gas Pipe Line Corp., a wholly owned subsidiary of Williams, today announced the commencement of exchange offers with respect to certain of their outstanding notes.
     Northwest offered to exchange all of its privately placed outstanding 6.05-percent senior notes due 2018 for newly registered 6.05-percent senior notes due 2018.
     Transco also offered to exchange all of its privately placed outstanding 6.05-percent senior notes due 2018 for newly registered 6.05-percent senior notes due 2018.
     The terms of the registered senior notes to be issued in the exchange offers are substantially identical to the terms of the outstanding senior notes, except that provisions relating to transfer restrictions, registration rights and additional interest will not apply to the exchange notes.
     The exchange offers, which are required by the registration rights agreements for the outstanding notes, are being made pursuant to prospectuses dated Aug. 28, 2008.  They will expire at 5 p.m. EDT on Sept. 26, 2008, unless extended.
     Copies of the exchange offer prospectuses and related transmittal materials governing the exchange offers can be requested in writing from The Bank of New York Mellon Trust Company, N.A., Corporate Trust Operations, Reorganization Unit, 101 Barclay Street – 7 East, New York, NY 10286; or via phone at (212) 815-3738.
     This press release does not constitute an offer to sell or solicitation of an offer to buy such securities.
About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas.  Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Sharna Reingold
Williams (investor relations)
(918) 573-2078
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.